EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-248121, 333-249217, and 333-204433) and Form S-8 (No. 333-248130) of American Strategic Investment Co. of our report dated April 1, 2024, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
New York, New York
April 1, 2024